QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.39

First Amendment to the
Amended and Restated
WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan
(as restated on November 5, 2003)

        WHEREAS, Section 10 of the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan (the "Plan") provides that the Board of Directors may amend the Plan at any time and from time to time; and

        WHEREAS, the Board of Directors desires to amend the Plan effective as of January 28, 2004 to provide that the repurchase price for shares purchased at fair market value shall always be determined as of the date of repurchase; and

        WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

        THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

        Appendix A, Section 15(d) of the Plan shall be amended in its entirety to read as follows:

          (d)   Company's Repurchase Option. At the discretion of the Board or the Committee, the Company may reserve to itself and/or its assignee(s) in the Option Agreement a right to repurchase Shares held by an Optionee for a period of ninety (90) days beginning on the later of (i) the day after the six month anniversary of the day the Shares for which the Option is exercised are acquired and (ii) the day of such Optionee's termination of employment from the Company for cash and/or cancellation of purchase money indebtedness, at: (A) the Fair Market Value of such Shares on the repurchase date, provided, that such right to repurchase Shares terminates following an Initial Public Offering; or (B) the Optionee's exercise price, provided such right to repurchase Shares at the exercise price lapses at the rate of at least twenty percent (20%) per year over five (5) years from the date of grant of the option. Notwithstanding the foregoing, as permitted by California law, an Optionee who is an officer, director, manager or consultant of the Company or the Parent or a Subsidiary of the Company may be subject to additional or greater restrictions.

QuickLinks

First Amendment to the Amended and Restated WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan (as restated on November 5, 2003)